Curtiss-Wright Corporation, Page 1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT ANNOUNCES APPOINTMENT OF ROBERT FREDA AS TREASURER AND RETIREMENT OF HARRY S. JAKUBOWITZ

DAVIDSON, N.C.– January 8, 2021 – Curtiss-Wright Corporation (NYSE: CW) today announced that, as part of its formal succession plan, its Board of Directors has named Robert F. Freda as Treasurer, succeeding Harry S. Jakubowitz, who plans to retire after a distinguished 18-year career with the Company, with the past 15 years as Treasurer.

"I am pleased to announce the promotion of Bob Freda as Curtiss-Wright's next Treasurer,” said Lynn M. Bamford, President and CEO of Curtiss-Wright Corporation. “He has been a strong contributor to our corporate finance team over the past 14 years, supporting numerous financial initiatives and has been a key player in acquisition due diligence. This appointment reflects the continued dedication and energy that he brings to Curtiss-Wright and his valuable contributions to support our future growth.”

Bamford continued, “On behalf of the Board of Directors and the entire Curtiss-Wright team, I want to thank Harry for his continued dedication and contributions to building world-class tax and treasury operations at Curtiss-Wright. Throughout his career, he has maintained a vital role in supporting Curtiss-Wright’s significant growth, including building and sustaining a very strong balance sheet, negotiating private placement and revolver financing, and serving as a key representative to our banking team. We wish him a long and healthy retirement.”

In his new role, Mr. Freda will assume control of the treasury and tax functions and report directly to K. Christopher Farkas, Curtiss-Wright's Vice President and Chief Financial Officer. Freda has served as Assistant Corporate Controller, as well as an officer of the Company, since June 2017.

Previously, Freda held the position of Director of Finance since 2006. During his tenure at Curtiss-Wright, he has been responsible for overseeing the Corporation’s external financial reporting, accounting policies and financial reporting systems, managing the overall external auditor relationship, supporting the Company’s acquisition and divestiture efforts, and providing financial support for various global benefits initiatives. In addition, he has played a significant role in the implementation of new revenue recognition and lease accounting standards. Prior to joining Curtiss-Wright, he spent more than 16 years in various corporate finance roles of increasing responsibility, including Assistant Corporate Controller at Telcordia Technologies.

Freda holds a Bachelor of Science Degree in Accounting from Fairleigh Dickinson University, and is a CPA.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation, Page 2
Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,300 people worldwide. For more information, visit www.curtisswright.com.

###